Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333 -127656), relating to the 2005 Stock Option Plan of Houston American Energy Corp., on Form S-3 (File No. 333-134756), and on Form S-8 (File No. 333-151824), relating to the 2008 Equity Incentive Plan, of our reports dated March 16, 2009 relating to the financial statements as of December 31, 2008, and on the effectiveness of internal control over financial reporting as of December 31, 2008, of Houston American Energy Corp. that appear in the Annual Report on Form 10-K of Houston American Energy for the year ended December 31, 2008.

GBH CPAs, PC

HOUSTON, TEXAS

March 16, 2009